Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this      day of ●, 2018 (the “Effective Date”).

BETWEEN:

ZEKELMAN INDUSTRIES, INC.

(the “Company”)

- and -

BARRY ZEKELMAN

(the “Executive”)

(collectively referred to as the “Parties”)

RECITALS:

A.

The Executive has been employed by the Company and its predecessors since 1985 in various positions including most recently, as Chief Executive Officer pursuant to an employment agreement dated April     , 2016 (the “Superseded Employment Agreement”).

B.

The Company wishes to continue to retain the services of the Executive and the Executive wishes to be retained by the Company upon the terms and conditions contained in this Employment Agreement (the “Agreement”), effective as of the Effective Date.

C.

The Executive agrees that the execution of this Agreement by the Company and the Executive does not constitute, and by executing this Agreement, the Executive waives any right he may have to claim that such execution constitutes Good Reason for the Executive to resign his employment under the Superseded Employment Agreement.

THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

“Annual Bonus” has the meaning ascribed thereto in Section 5.1;

“Base Salary” has the meaning ascribed thereto in Section 4;

“Board” has the meaning ascribed thereto in Section 2.1;

“Bonus Target Percentage” has the meaning ascribed thereto in the Management Incentive Plan.

“Cause” means the Executive’s:

(i)	wilful and continuing failure (except where due to physical or mental incapacity) to substantially perform the Executive’s duties;

(ii)

conviction of, or plea of guilty or no contest to, any serious felony, serious indictable offence, or crime involving moral turpitude by the Executive, but, for greater certainty, excluding any motor vehicle offense not punishable by incarceration for a term of more than one (1) year, unless such motor vehicle offense actually results in incarceration;

(iii)	unlawful use or possession of illegal drugs on the premises of the Company or any subsidiary of the Company;

(iv)

commission of an act of fraud, embezzlement, or misappropriation against the Company or any subsidiary of the Company (other than a good faith expense dispute), or any other material breach of fiduciary duty against the Company; or

(v)	breach of any material provision of this Agreement;

“Cause Notice” has the meaning ascribed thereto in Section 9.1;

“Compensation Committee” shall, where no Compensation Committee exists, constitute reference to the Board.

“Confidential Information” has the meaning ascribed thereto in Section 10.1;

“Disability” means the Executive’s physical or mental incapacity as a result of which the Executive is unable to substantially perform his duties to the Company for a period of 6 consecutive months or 270 days in the aggregate in any 12-month period which cannot be accommodated by the Company without undue hardship;

“Effective Date” has the meaning ascribed thereto in the preamble of this Agreement;

“Force Majeure” means an Act of God, war, riot, fire, flood, or other natural disaster;

“Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following:

(i)	an adverse change in the Executive’s employment title;

(ii)	a material diminution in the Executive’s employment duties or responsibilities;

(iii)	(A) any reduction in Base Salary or Bonus Target Percentage; or
(B)	any material increase to the annual targets unless such increase is applied equally to the other participants of the Management Incentive Plan (or any similar plan);

(iv)	a material diminution, in the aggregate, in the welfare, benefit and retirement plans provided by the Company to the Executive; or

(v)	a relocation of the Executive’s principal office from the location of Windsor, Ontario.

“Good Reason Notice” has the meaning ascribed thereto in Section 9.5;

“Intellectual Property” has the meaning ascribed thereto in Section 11.1;

“LTIP” has the meaning ascribed thereto in Section 5.3;

“Management Incentive Plan” has the meaning ascribed to in Section 5.1;

“Term” has the meaning ascribed thereto in Section 3;

“Transaction” has the meaning ascribed thereto in the preamble of this Agreement.

2.	DUTIES AND RESPONSIBILITIES

Section 2.1     Position

The Executive shall continue his role as CEO and Executive Chairman of the Company. The Executive will report directly to the board of directors of the Company (the “Board”). During the Term, the Executive will undertake the duties and such other duties and responsibilities as the Board may, from time to time, reasonably assign with the concurrence of the Executive, which concurrence shall not be unreasonably withheld.

Section 2.2    Location and Travel

The Executive will continue to perform his duties and responsibilities principally out of his office in Windsor, Ontario, which office shall be at the reasonable expense of the Company, and such other offices as may be required in connection with his duties and responsibilities. Executive also will be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities. Notwithstanding anything in this Agreement to the contrary, Executive shall at all times during the term of this Agreement be entitled to travel on private aircraft for business travel.

Section 2.3    Time and Attention

The Executive will devote such working time and attention as is reasonably necessary in the performance of his duties and responsibilities hereunder, and Executive will exert his best efforts, knowledge, skill and energy in the performance thereof. The Executive may render services to any person, provided such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties and responsibilities hereunder. The Executive is a fiduciary of the Company and will act at all times in the Company’s best interests.

Section 2.4    Compliance with Rules and Policies

The Executive will follow all Company rules and policies as they may exist from time to time.

3.	TERM OF EMPLOYMENT

This Agreement will be effective from the Effective Date and will continue in effect for an indefinite term until it is terminated in accordance with Article 4 (the “Term”).

4.	BASE SALARY

During the Term, the Executive will be paid an annual salary of not less than $1,515,000.00 subject to contributions to employee benefit plans, if any (the “Base Salary”). The Executive’s Base Salary will be payable in accordance with Company practices and procedures as they may exist from time to time. Base Salary will be reviewed for increase by the Compensation Committee of the Board on an annual basis. Future increases in Base Salary will be at the sole discretion of the Board.

5.	ANNUAL BONUS

Section 5.1    Bonus Eligibility

During the Term, the Executive will be eligible to participate in the Management Incentive Plan of the Company (the “Management Incentive Plan”) in accordance with the terms of such plan. The Executive’s Annual Bonus (the “Annual Bonus”) will be determined in accordance with the Management Incentive Plan. For purposes of calculating the Annual Bonus, Executive’s target bonus will be not less than 100% of Executive’s Base Salary.

Section 5.2    Bonus Payment

The Annual Bonus, if any, will be payable by the Company as follows (i) a good faith estimate of fifty percent (50%) of the Executive’s Annual Bonus will be paid within 30 days of the close of the Company’s second fiscal quarter, and (ii) the remainder, if any, will be paid after the end of the fiscal year, at the time the Company normally pays such bonuses after Compensation Committee approval. Any amount paid to the Executive pursuant to subsection (i) of the preceding sentence that is in excess of the Executive’s Annual Bonus for that year will be offset against the Executive’s Annual Bonus the following fiscal year.

Section 5.3    Long Term Incentive Compensation.

The Executive will be eligible to participate in the Zekelman Industries, Inc. 2018 Equity Incentive Plan (the “LTIP”) in accordance with its terms.

6.	BENEFITS

During the Term, the Executive will continue to be eligible to participate in the retirement and benefit plans, programs and arrangements generally available to senior executives of the Company, in accordance with their terms and conditions as amended from time to time. The Company reserves the right to both amend its retirement and benefit plans, programs and arrangements and change its insurance carriers where deemed appropriate at any time.

7.	VACATION

The Executive will remain entitled to six (6) weeks’ vacation, which shall accrue in accordance with the Company’s vacation policy. Unused vacation may not be carried forward to a subsequent year, except as required by applicable employment standards legislation. Vacation is to be taken at a time acceptable to the Company having regard to business requirements.

8.	KEY MAN INSURANCE AND EXPENSES

During the Term, the Company will have the right to insure the Executive’s life for the Company’s sole benefit and to reasonably determine the amount and type of policy to achieve such purpose, provided, however, that the Executive will not incur any financial obligation relating thereto nor shall the Executive be required to reduce the amount of personal insurance on his life. The Executive will cooperate with the Company in obtaining such insurance by submitting to reasonably required physical examinations, supplying all information reasonably required by any insurance carrier, and executing all necessary documents reasonably required by any insurance carrier. During the Term, the Company will reimburse the Executive for any ordinary, reasonable and necessary out of pocket expenses incurred in the course of employment in accordance with the terms and conditions of the Company’s expense policy, as it may exist from time to time.

9.	TERMINATION OF EMPLOYMENT

Section 9.1     Termination by the Company with Cause

(a)	This Agreement and the Executive’s employment with the Company may be terminated by the Company with Cause, provided the following process is followed:

(i)

The Company will provide the Executive with 30 days’ written notice of the Company’s intent to terminate the Executive’s employment with Cause (the “Cause Notice”), such notice to detail the particular grounds on which the proposed termination is based;

(ii)	The Executive will have 30 days following receipt of the Cause Notice to cure the Executive’s misconduct, to the extent such misconduct is curable;

(iii)

The Executive will have 10 business days following receipt of the Cause Notice to request, in writing, a hearing with the Board; such hearing to be held within 15 days following receipt of such request; and the Board will consider in good faith all evidence produced by the Executive during such hearing;

(iv)

If, within 5 days following the hearing with the Board, the Company provides the Executive with written confirmation of the Executive’s termination on the basis of the Cause Notice, this Agreement and the Executive’s employment will be terminated with Cause on the date set out in such written confirmation.

(b)	In the event this Agreement and the Executive’s employment is terminated with Cause:

(i)	the Executive will be entitled to any earned but unpaid Base Salary through the date of termination;

(ii)	the Executive will be entitled to any earned Annual Bonus for the most recent fiscal year ended prior to the date of termination that remains unpaid as of the date of termination; and,

(iii)

the Executive will be entitled to any benefits due to the Executive under any employee benefit plan and any payments due to Executive under any Company policy, program, arrangement, or agreement including, without limitation, reimbursement for previously incurred expenses in accordance with the terms of such plans, policies, programs, arrangements or agreements, through the date of termination.

Section 9.2    Termination by the Company due to Disability

(a)	This Agreement and the Executive’s employment with the Company may be terminated by the Company due to Disability with 30 days’ written notice to the Executive.

(b)	In the event this Agreement and the Executive’s employment is terminated due to Disability, the Executive will be entitled to:

(i)	any earned but unpaid Base Salary through the date of termination;

(ii)

the Executive’s entitlements to payment in lieu of notice of termination and statutory severance pay, if applicable, pursuant to the Employment Standards Act, 2000 as may be amended from time to time (the “ESA”);

(iii)

any earned Annual Bonus for the most recent fiscal year ended prior to the date of termination that remains unpaid as of the date of termination and a pro rata share of Annual Bonus earned during the fiscal year in which the termination occurs based on the achievement of established targets set by the Compensation Committee of the Board pursuant to the Management Incentive Plan; and,

(iv)

any benefits due to the Executive under any employee benefit plan and any payments due to Executive under any Company policy, program, arrangement, or agreement including, without limitation, reimbursement for previously incurred expenses in accordance with the terms of such plans, policies, programs, arrangements or agreements, through the date of termination and the ESA notice period, as applicable, and any ongoing entitlements pursuant to any employee benefit plan as a result of the Disability, i.e. benefits under disability insurance plans.

The Company will make all payments owing to the Executive under this Section 9.2 as soon as administratively practicable following termination.

Section 9.3    Termination due to Executive’s Death

(a)	This Agreement and the Executive’s employment with the Company will automatically terminate upon the death of the Executive.

(b)	In the event this Agreement and the Executive’s employment is terminated due to the Executive’s death, the Executive’s estate and/or beneficiaries will be entitled to:

(i)	any earned but unpaid Base Salary through the date of termination;

(ii)

any earned Annual Bonus for the most recent fiscal year ended prior to the date of termination that remains unpaid as of the date of termination and a pro rata share of Annual Bonus earned during the fiscal year in which the termination occurs based on the achievement of established targets set by the Compensation Committee of the Board pursuant to the Management Incentive Plan; and,

(iii)

any benefits due to the Executive under any employee benefit plan and any payments due to Executive under any Company policy, program, arrangement, or agreement including, without limitation, reimbursement for previously incurred expenses in accordance with the terms of such plans, policies, programs, arrangements or agreements, through the date of termination or due as a result of the death of the Executive, i.e. proceeds under a life insurance policy.

The Company will make all payments owing to the Executive’s estate under this Section 9.3 as soon as administratively practicable following the Executive’s death.

Section 9.4    Termination by the Company without Cause

(a)	This Agreement and the Executive’s employment with the Company may be terminated by the Company at any time without Cause with 30 days’ written notice to the Executive.

(b)	In the event this Agreement and the Executive’s employment is terminated by the Company without Cause, the Executive will be entitled to:

(i)	any earned but unpaid Base Salary through the date of termination;

(ii)

any earned Annual Bonus for the most recent fiscal year ended prior to the date of termination that remains unpaid as of the date of termination and a pro rata share of Annual Bonus earned during the fiscal year in which the termination occurs based on the achievement of established targets set by the Compensation Committee of the Board pursuant to the Management Incentive Plan;

(iii)

any benefits due to the Executive under any employee benefit plan and any payments due to Executive under any Company policy, program, arrangement, or agreement including, without limitation, reimbursement for previously incurred expenses in accordance with the terms of such plans, policies, programs, arrangements or agreements, through the date of termination and the ESA notice period, as applicable; and,

(iv)	a separation payment, payable in a lump sum, equal to 4.75 times the Base Salary as in effect at the time of termination.

The Company will make all payments owing to the Executive under this Section 9.4(b) immediately following the termination of employment.

(c)

In addition to the foregoing, in the event this Agreement and the Executive’s employment is terminated by the Company without Cause, any awards granted to the Executive pursuant to the LTIP or other applicable incentive plan that have not been settled shall accelerate and immediately vest (to the extent not already vested) and become exercisable upon termination of the Executive’s employment and all awards shall remain exercisable for a period of twelve (12) months following the termination of the Executive’s employment.

Section 9.5    Termination by the Executive for Good Reason

(a)	This Agreement and the Executive’s employment with the Company may be terminated by the Executive for Good Reason, provided the following process is followed:

(i)

Within 6 months of the act or failure giving rise to Good Reason, the Executive will provide the Company with the Executive’s intent to terminate the Executive’s employment for Good Reason (the “Good Reason Notice”), such notice to detail the particular grounds on which the proposed termination is based;

(ii)	The Company will have 5 days following receipt of the Good Reason Notice to cure the act or failure to the extent possible;

(iii)

If the Company fails to cure the act or failure within such 5-day period, the Executive can terminate this Agreement and the Executive’s employment for Good Reason immediately by providing the Company with written notice confirming the Executive’s termination on the basis of the Good Reason Notice, with this Agreement and the Executive’s employment terminating for Good Reason on the date set out in such written confirmation.

(b)	In the event this Agreement and the Executive’s employment is terminated by the Executive for Good Reason, the Executive will be entitled to:

(i)	any earned but unpaid Base Salary through the date of termination;

(ii)

any earned Annual Bonus for the most recent fiscal year ended prior to the date of termination that remains unpaid as of the date of termination and a pro rata share of the Annual Bonus earned during the fiscal year in which the termination occurs based on the achievement of established targets set by the Compensation Committee of the Board pursuant to the Management Incentive Plan;

(iii)

any benefits due to the Executive under any employee benefit plan and any payments due to Executive under any Company policy, program, arrangement, or agreement including, without limitation, reimbursement for previously incurred expenses in accordance with the terms of such plans, policies, programs, arrangements or agreements, through the date of termination; and,

(iv)

a separation payment, payable in a lump sum, equal to 4.75 times the Base Salary as in effect at the time of termination; provided, however, that if the Good Reason relates to a reduction in Base Salary, the amount used to calculate this payment shall be the Base Salary prior to such reduction.

The Company will make all payments owing to the Executive under this Section 9.5 (b) immediately following the termination.

(c)

In addition to the foregoing, in the event this Agreement and the Executive’s employment is terminated by the Executive for Good Reason, any awards granted to the Executive pursuant to the LTIP or other applicable incentive plan that have not been settled shall accelerate and immediately vest (to the extent not already vested) and become exercisable upon termination of the Executive’s employment and all awards shall remain exercisable for a period of twelve (12) months following the termination of the Executive’s employment.

Section 9.6    Termination by the Executive without Good Reason

(a)	This Agreement and the Executive’s employment with the Company may be terminated by the Executive at any time without Good Reason with 30 days’ written notice to the Company.

(b)	In the event this Agreement and the Executive’s employment is terminated by the Executive without Good Reason, the Executive will be entitled to:

(i)	any earned but unpaid Base Salary through the date of termination;

(ii)	any earned Annual Bonus for the most recent fiscal year ended prior to the date of termination that remains unpaid as of the date of termination; and

(iii)

any benefits due to the Executive under any employee benefit plan and any payments due to Executive under any Company policy, program, arrangement, or agreement including, without limitation, reimbursement for previously incurred expenses in accordance with the terms of such plans, policies, programs, arrangements or agreements, through the date of termination.

Section 9.7    Separation Payments Deemed Reasonable and Sufficient

The Executive acknowledges that any separation payments provided pursuant to either Sections 9.2, 9.3, 9.4, 9.5, or 9.6 of this Agreement, as the case may be, supersede and replace any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law, and the Executive expressly waives any rights to such notice. The Executive agrees that the separation payments are deemed conclusively to be reasonable notice of termination and specifically include all amounts owed for termination and/or severance pay arising under any contract, statute, common law or otherwise, and that notwithstanding anything in this Agreement to the contrary, under no circumstances will the Executive receive less than his entitlements pursuant to the ESA upon termination of employment.

Section 9.8    Company Property

All items of any kind or nature created. or used by the Executive in the course of employment, or otherwise furnished by the Company, and all equipment, credit cards, computers, cellular phones, data, books, records, reports, files, notes, manuals, literature, software, Confidential Information (as hereinafter defined) or any other materials belonging to the Company or its customers, suppliers or affiliates and in the Executive’s possession or control, shall be surrendered to the Company, in good condition, promptly upon the Executive’s termination of employment, irrespective of the time, manner or cause of termination.

10.	CONFIDENTIAL INFORMATION

Section 10.1    Acknowledgement

The Executive’s employment with the Company will provide the Executive with access to certain information relating to the Company, its customers, suppliers, employees and affiliates of the Company of an extremely confidential nature (the “Confidential Information”). The Executive agrees that any and all Confidential Information acquired by the Executive or disclosed to the Executive by the Company, its affiliates or their officers, directors, shareholders, employees, agents, customers, or suppliers is the exclusive property of the Company. For the purposes of this Agreement, Confidential Information shall include without limitation corporate information, financial information, operational and technical information (including the Intellectual Property), marketing information, proprietary information, trade secrets and employee information.

Section 10.2    Covenant Not To Use Or Disclose

The Executive understands that the aforementioned Confidential Information is a proprietary right which the Company is entitled to protect, and that the unauthorized disclosure of such information would be highly detrimental to the Company’s interests. The Executive agrees not to disclose any Confidential Information without the prior written consent of the Company or to make use of such information for the Executive’s personal benefit, or for the benefit of any other person, firm, corporation or entity.

Section 10.3    Exceptions

For the purposes of this Agreement, it is recognized that the Executive will not be obligated to keep in confidence, and shall not incur any liability regarding the disclosure of any Confidential Information which:

(a)	is already in the public domain or comes into the public domain without any breach of this Agreement; or

(b)

is required to be disclosed pursuant to applicable laws, regulations, policies or by any court or administrative tribunal with jurisdiction over the Parties, provided that the Executive promptly informs the Company of such a requirement to provide the Company with an opportunity to obtain an appropriate order protecting its interests. For clarity, nothing in this Section 10 is intended to prevent or in any way limit the Executive from reporting possible violations of federal, provincial or state law to a governmental agency, such as the Ontario Securities Commission, communicating with such agency or participating in any proceeding before such agency as provided for, protected under or warranted by applicable law.

11.	INTELLECTUAL PROPERTY RIGHTS

Section 11.1    Intellectual Property

The Executive agrees that all worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, databases, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, discovered, originated or designed by the Executive, either alone or jointly with others, in the course of the Executive’s employment with the Company and in any way relating to the business of the Company (the “Intellectual Property”), shall vest in and be the exclusive property of the Company.

Section 11.2     Disclosure

The Executive agrees that both during the Term and following the termination of employment with the Company for any reason, the Executive will fully and promptly disclose to the Company, complete details of any Intellectual Property right arising in connection with the Executive’s employment, with the intention that the Company shall have full knowledge and ownership of the working and practical applications of such right.

Section 11.3    Full Co-operation

At the expense of the Company, the Executive shall co-operate in executing all necessary deeds and documents and shall co-operate in all other such acts and things as the Company may reasonably require in order to vest such Intellectual Property rights in the name of the Company.

Section 11.4    Waiver of Property Rights

The Executive hereby waives any and all author, moral, and proprietary rights that the Executive may now or in the future have in any Intellectual Property developed in the course of the Executive’s employment with the Company.

Section 11.5    Exclusive Ownership

The Executive agrees that the Company shall have the sole and exclusive ownership of and right of control over any and all business and goodwill created or developed by the Executive in the course of the Executive’s employment with the Company, including all information, records, and documents concerning business and customer accounts and all other instruments, documents, records, data, and information concerning or relating to the Company’s and its affiliates’ business activities, interests and pursuits.

12.	PROTECTION OF COMPANY INTERESTS

Section 12.1     Acknowledgement

In the course of employment with the Company, the Executive will maintain close working relationships with the customers, clients, suppliers and employees of both the Company and its affiliates. Due to the sensitive nature of the Executive’s position and the special access that the Executive will have to both the Company’s Confidential Information and Intellectual Property, the Executive will be in a position to irreparably harm the Company should the Executive (either during the Term, or subsequent to the expiry or termination of this Agreement, for any reason) enter into competition with the Company (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Executive’s employment to the detriment of the Company. The Executive acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Company’s interests if made available to a competitor, or if used against the Company for competitive purposes.

Section 12.2    Non-Competition

The Executive will not, either while employed with the Company or for a period of twelve months subsequent to the Executive’s termination of employment for any reason, without the

Company’s express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, employee, consultant, or in any capacity whatsoever, whether directly or indirectly:

(a)

engage in, have an equity interest in, manage, operate, provide services for, or in any way be concerned with any person, business or enterprise that competes with the business of the Company or any affiliate within Canada and the United States; or

(b)

take advantage of, derive a benefit or otherwise profit from any business opportunities that the Executive became aware of in the course of employment with the Company even if the Company does not take advantage of or exploit such opportunities.

Section 12.3    Non-Solicitation

The Executive will not, either while employed with the Company or for a period of two years subsequent to the Executive’s termination of employment for any reason, without the Company’s express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, employee, consultant, or in any capacity whatsoever, whether directly or indirectly:

(a)

solicit or attempt to solicit, any firm, person or company who is or was a customer, client, or supplier of the Company or its affiliates to terminate its arrangements or otherwise adversely change its relationship with the Company or its affiliates;

(b)	take any action, other than as may be required by law, as a result of which relations between the Company or its affiliates and their customers, suppliers or employees may be materially impaired; or

(c)

solicit, attempt to solicit, or communicate in any way with employees of the Company or its affiliates for the purpose of having such employees terminate their employment with the Company or be employed or in any way engaged by another person, firm, corporation, or other entity other than through general advertisements to the public or through search firms without targeting named individuals.

Section 12.4    Non-Disparagement

The Executive will not, either while employed with the Company or at any time subsequent to the Executive’s termination of employment for any reason, disparage in any material way the Company or any of its affiliates. The Board and officers of the Company and its affiliates will not, either while the Executive is employed with the Company or at any time subsequent to the Executive’s termination for any reason, disparage in any material way the Executive. It will not be a breach for either party to truthfully testify before any court, tribunal, administrative body or regulatory agency in response to a duly issued summons or subpoena or to make truthful statements as required by law or to satisfy any regulatory requirements. For clarity, nothing in this Section 12.4 is intended to prevent or in any way limit the Executive from reporting possible violations of federal, provincial or state law to a governmental agency, such as the Ontario Securities Commission, communicating with such agency or participating in any proceeding before such agency as provided for, protected under or warranted by applicable law.

Section 12.5    Vital Consideration

The Executive agrees that the covenants and restrictions contained in Section 12.1, 12.2, 12.3 and 12.4 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement.

13.	SEVERABILITY

In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provision or restriction contained herein, nor shall it affect the validity or enforceability of such covenants, provisions or restrictions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any and all other representations, warranties and previous agreements (including but not limited to the Superseded Employment Agreement), whether written or oral, express or implied, regarding the subject matter hereof. The Parties do not rely upon or regard as material any representations or warranties not incorporated into and made part of this Agreement.

15.	CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by both Parties or else they shall have no force and effect.

16.	ENFORCEMENT

Section 16.1    Reasonable and Valid

All covenants, provisions and restrictions contained in this Agreement, and without limitation, the covenants, provisions and restrictions contained in Sections 10, 11 and 12 are reasonable and valid, and the Executive hereby waives all defences to the strict enforcement of such covenants, provisions and restrictions by the Company. Sections 10, 11 and 12 shall survive the termination of this Agreement.

Section 16.2    Resolution of Disputes

Any disputes between the Executive and the Company concerning the terms of this Agreement or the termination of Executive’s employment with the Company will be referred initially to mediation to a mediator agreed to by the parties.

In the event mediation is not successful within 30 days of the initial referral to mediation, any disputes between Parties concerning the terms of this Agreement or the termination of Executive’s employment with the Company will be referred to and finally resolved by arbitration in accordance with the provisions of the Arbitration Act, 1991 (Ontario).

Either party may at any time give written notice to the other of its desire to submit such dispute to arbitration stating with reasonable particularity the subject matter of such dispute. The parties shall agree upon a single arbitrator within 30 days after receipt of such notice. Should the Executive and the Company not agree on the arbitrator within 30 days after written notice to arbitrate has been provided to the other party, either party may apply (with notice) to a judge at the Superior Court of Justice to appoint an arbitrator. The arbitrator’s decision shall be final and binding on the Executive and the Company.

Section 16.3    Court Relief

Despite Section 16.2, in the event that the Executive violates the covenants, provisions and restrictions contained in Sections 10, 11 or 12, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights, damages or remedies to which the Company might otherwise be entitled.

Section 16.4    Costs

In the event of any litigation arising in respect of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable legal fees.

17.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive’s heirs, executors, administrators and personal representatives.

18.	ASSIGNMENT

The Executive may not assign any of the Executive’s rights or delegate any of the Executive’s duties or responsibilities under this Agreement.

19.	LEGAL ADVICE

The Executive acknowledges that the Executive has read and understands the terms and conditions contained in this Agreement and has had the opportunity to obtain independent legal advice related thereto.

20.	GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

21.	NOTICES

Section 21.1    Notice to Executive

Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive, sent by facsimile to Barry Zekelman,                                         , or if mailed by registered mail to the Executive’s home address last known to the Company.

Section 22.2    Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, mailed by registered mail, or sent by facsimile to:

with a copy to:

22.	CURRENCY

All dollar amounts set forth or referred to in this Agreement refer to United States currency.

23.	WITHHOLDING

All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

IN WITNESS OF WHICH the Parties have duly executed this Agreement.

SIGNED, SEALED & DELIVERED In the presence of:	ZEKELMAN INDUSTRIES, INC.

By:
Authorized Signatory

Witness	BARRY ZEKELMAN